Exhibit 10.39

BOISE INC.
Restricted Stock Award Agreement
Director

This Restricted Stock Award Agreement (the “Agreement”), is made as of January 1, 2012 (the “Award Date”), by and between Boise Inc. (“Boise”) and the individual named above (“Director” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.	Terms and Conditions; Definitions. This Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.
Award. You are awarded the number of shares of Boise's common stock set out above, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement. These shares are the “Award.”

3.	Restriction Period. The Award shall vest on December 31, 2012. You will forfeit any shares not vested on or before December 31, 2012.

4.	Termination of Employment. If you terminate service as a director before December 31, 2012, your Award will be treated as follows.

4.1
If your termination of service is due to your death, disability, failure to be re-elected by shareholders as a director, or resignation upon a Change in Control event or other restructuring of Boise (as determined in the sole discretion of Boise's board of directors as constituted immediately before the Change in Control or restructuring event), the restrictions on all shares will lapse and the Award will vest in full as of the day after the date of your termination of service as a director.

4.2
If your termination of service is due to any reason other than those stated in Section 4.1, the restrictions on a pro rata portion of the shares subject to the Award will lapse and that portion of the shares will vest in full as of the day after the date of your termination of service as a director. The pro rata portion will be calculated based on the number of days of your service as a director from the Award Date through the date of your termination of service as a director, divided by 366 (the number of days in the Award Period). Any portion of the Award remaining unvested after the pro rata calculation will be forfeited immediately following your termination of service.

5.
Transfer Restrictions. You may not sell, assign, pledge, hypothecate, transfer, or otherwise encumber the shares awarded under this Agreement before vesting. Any attempt to transfer your rights in the awarded shares before vesting will result in the immediate forfeiture of the awarded shares.

6.
Rights. Except as otherwise provided in the Plan and this Agreement, you have all the rights of a shareholder with respect to shares awarded, including the right to vote and the right to receive dividends. If the vesting calculation results in a fractional number of shares, the number of shares vesting at that time shall be rounded up to the next whole number. No fractional shares shall be issued.

7.
Section 83(b) Election. You have the option to make an “83(b) election” with respect to this Award. The election must be filed with the Internal Revenue Service within 30 days of the Award Date. A copy must also be filed with Boise within 10 days of the IRS filing date.

BOISE INC.

By:
Name:	Virginia Aulin
Title:	Vice President, Human Resources and Corporate Affairs

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